Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Energy Fuels Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate (5)	Amount of Registration Fee (5)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, par value $0.0001 per share	Rule 456(b) and 457(r)	(1)(2)(3)	(4)	(4)	(5)	(5)
	Equity	Preferred Shares, par value $0.0001 per share	Rule 456(b) and 457(r)	(1)(2)(3)	(4)	(4)	(5)	(5)
	Debt	Debt Securities	Rule 456(b) and 457(r)	(1)(2)	(4)	(4)	(5)	(5)
	Other	Warrants	Rule 456(b) and 457(r)	(1)(2)	(4)	(4)	(5)	(5)
	Other	Rights	Rule 456(b) and 457(r)	(1)(2)	(4)	(4)	(5)	(5)
	Other	Subscription Receipts	Rule 456(b) and 457(r)	(1)(2)	(4)	(4)	(5)	(5)
	Other	Units	Rule 456(b) and 457(r)	(1)(2)	(4)	(4)	(5)	(5)
	Equity	Common Shares, par value $0.0001 per share	Rule 457(o)			$150,000,000	0.00014760	$22,140
Fees Previously Paid		N/A	N/A	N/A	N/A	N/A		N/A

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate (5)	Amount of Registration Fee (5)	Carry ForwardZ Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Carry Forward Securities		N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$150,000,000		$22,140
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$22,140

(1) The securities registered hereunder include such indeterminate number of (a) common shares, (b) preferred shares, (c) debt securities, (d) warrants to purchase common shares, preferred shares or other securities of the registrant, (e) rights to purchase common shares or other securities of the registrant, (f) units consisting of some or all of these securities in any combination, as may be sold from time to time by the registrant, and (g) subscription receipts for common shares, warrants, preferred shares, or any combination thereof. There are also being registered hereunder an indeterminate number of common shares and preferred shares as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant's securities that become issuable by reason of any share splits, share dividend or similar transaction.

(3) Includes rights to acquire common shares or preferred shares of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(4) The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(5) In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee other than the registration fee due in connection with $150,000,000 of common shares that may be issued and sold from time to time under the sales agreement prospectus included herein. Any subsequent registration fees will be paid on a pay-as-you-go basis.